Exhibit 99.1

Investor Relations: Don Duffy/Raphael Gross of ICR, 203-682-8200

or

Media: John Flanagan of ICR, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Third Quarter 2007 Financial Results

Revenues of $88.1 Million and $0.14 Diluted Earnings Per Share

Portland, Oregon – (Business Wire) – November 7, 2007 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal third quarter ended September 29, 2007.

Financial highlights for the third quarter 2007 compared to the third quarter 2006:

•	Revenues increased 16.5% to $88.1 million from $75.6 million

•	Comparable restaurant sales decreased 0.1%

•	Pre-opening costs increased to $2.1 million from $0.3 million

•	Operating income decreased 37.2% to $2.4 million from $3.9 million

•	Net income decreased 24.5% to $2.0 million from $2.7 million

•	Diluted earnings per share decreased to $0.14 from $0.19

Revenues for the third quarter of 2007 increased 16.5% to $88.1 million from $75.6 million in the third quarter of 2006. The growth in revenues is attributable to the additional revenues from the fifteen restaurants added since September 30, 2006, including five The Boathouse restaurants acquired March 30, 2007. Operating income for the third quarter of 2007 decreased to $2.4 million, primarily due to an increase in pre-opening costs of $1.8 million.

“This was a challenging quarter for the restaurant industry as a whole and for us as well. Our flat comparable restaurant sales reflected lower demand from our aspirational guests, which, coupled with higher pre-opening costs and operating costs, led to a meaningful decline in both our margins and earnings. To address the specific conditions that we face today, we have put in place numerous tactical initiatives that are designed to broaden our appeal, reinforce our messaging, and generate excitement at our restaurants, while staying true to what has made McCormick and Schmick’s successful over the past 35 years. We are confident that we can weather the current softness in our business, and continue to distinguish ourselves through our unique menu format and emphasis on fresh seafood,” said Doug Schmick, Chairman and Chief Executive Officer of the Company.

Financial Guidance

The Company expects fourth quarter 2007 revenues to be between $100.0 million and $102.0 million and a comparable restaurant sales increase between 1.0% and 2.0%. Diluted earnings per share are expected to be between $0.31 and $0.34. The Company plans to open a total of five restaurants in the fourth quarter of 2007, of which The Boathouse restaurant in Port Moody, Vancouver B.C. and the McCormick and Schmick’s Seafood Restaurant in Annapolis, Maryland have opened. The remaining three McCormick and Schmick’s Seafood Restaurant locations the Company intends to open in the fourth quarter are in Virginia Beach, Virginia; Skokie, Illinois; and Pittsburgh, Pennsylvania.

The Company expects fiscal year 2007 revenues to be between $359.0 million and $361.0 million and a comparable restaurant sales increase between 1.3% and 1.8%. Diluted earnings per share are expected to be between $0.97 and $1.00. The guidance provided is inclusive of The Boathouse acquisition, which was completed on March 30, 2007. The Company intends to open a total of eleven domestic McCormick & Schmick’s Seafood restaurants and one The Boathouse restaurant in fiscal 2007, of which nine of these locations have opened as of today. In fiscal year 2008, the Company intends to open twelve domestic McCormick & Schmick’s restaurants.

Credit Facility

The Company also announces it has retained Banc of America Securities to arrange a larger credit facility.

“We are pleased to announce that we have engaged Banc of America Securities to arrange a larger senior credit facility of up to $150.0 million for the Company. The proceeds of such facility may be used to finance opportunistic acquisitions, share repurchases, growth capital expenditures and general corporate purposes. We anticipate this facility closing before our 2007 fiscal year end. This new facility will provide us with significantly greater flexibility than our current facility of $50.0 million, which is appropriate given the growth of our company and our track record and the many opportunities we envision for the brand,” said Manny Hilario, Chief Financial Officer of the Company.

Conference Call

The Company will host a conference call to discuss third quarter 2007 financial results today at 5:00 PM ET. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-726-2470, or for international callers 913-981-5526. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the conference ID is 2214854. The replay will be available until Wednesday, November 14, 2007.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company operates 79 restaurants, including 73 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick &Schmick’s has successfully grown over the past 35 years by focusing on serving a broad selection of fresh seafood. McCormick &Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Forward-Looking Statements

The financial guidance we provide for our fiscal fourth quarter and fiscal 2007 and the number of restaurants we intend to open in our fiscal fourth quarter, fiscal 2007, and fiscal 2008 are forward-looking statements. In addition, the larger senior credit facility is subject to execution of definitive documentation and the satisfaction of customary closing conditions. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income and Margin Analysis — Unaudited

(in thousands, except per share data)

	Quarter ended
	September 30, 2006		September 29, 2007
	(13 Weeks)		(13 Weeks)
Revenues	$75,648	100.0%	$88,095	100.0%

Restaurant operating costs
Food and beverage	22,120	29.2%	25,668	29.1%
Labor	23,827	31.5%	28,373	32.2%
Operating	11,768	15.6%	13,899	15.8%
Occupancy	6,964	9.2%	8,001	9.1%

Total restaurant operating costs	64,679	85.5%	75,941	86.2%
General and administrative expenses	4,031	5.3%	4,658	5.3%
Restaurant pre-opening costs	310	0.4%	2,097	2.4%
Depreciation and amortization	2,733	3.7%	2,952	3.3%

Total costs and expenses	71,753	94.9%	85,648	97.2%

Operating income	3,895	5.1%	2,447	2.8%
Interest income, net	69	0.1%	70	0.1%

Income before income taxes	3,964	5.2%	2,517	2.9%
Income tax expense	1,261	1.6%	477	0.6%

Net income	$2,703	3.6%	$2,040	2.3%

Net income per share
Basic	$0.19		$0.14
Diluted	$0.19		$0.14
Shares used in computing net income per share
Basic	14,230		14,639
Diluted	14,480		14,817

	Year-to-date ended
	September 30, 2006		September 29, 2007
	(39 Weeks)		(39 Weeks)
Revenues	$224,017	100.0%	$259,170	100.0%

Restaurant operating costs
Food and beverage	65,505	29.2%	75,040	29.0%
Labor	70,364	31.5%	81,741	31.5%
Operating	33,392	14.9%	39,639	15.3%
Occupancy	20,478	9.1%	23,301	9.0%

Total restaurant operating costs	189,739	84.7%	219,721	84.8%
General and administrative expenses	11,985	5.4%	14,420	5.5%
Restaurant pre-opening costs	1,795	0.8%	3,025	1.2%
Depreciation and amortization	8,117	3.6%	8,584	3.3%

Total costs and expenses	211,636	94.5%	245,750	94.8%

Operating income	12,381	5.5%	13,420	5.2%
Interest income, net	159	0.1%	349	0.1%

Income before income taxes	12,540	5.6%	13,769	5.3%
Income tax expense	3,988	1.8%	3,965	1.5%

Net income	$8,552	3.8%	$9,804	3.8%

Net income per share
Basic	$0.60		$0.67
Diluted	$0.59		$0.66
Shares used in computing net income per share
Basic	14,214		14,530
Diluted	14,498		14,767